EXHIBIT 10.4







































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                                 PROMISSORY NOTE

$2,525,000.00                                                   October 21, 1999

FOR VALUE RECEIVED, ALPHANET HOSPITALITY SYSTEMS, INC. ("Borrower") promises to pay to APPEL INVESTMENTS INC. ("Agent"), as Agent, or to its order, at the Payment Office or at such other place as the holder hereof may designate, in lawful money of the United States of America, in cash or immediately available funds acceptable to the holder hereof, principal equal to the sum of TWO MILLION FIVE HUNDRED TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($2,525,000.00), together with interest on the outstanding principal balance until paid in full in accordance with the terms, conditions and provisions hereinafter set forth in this Promissory Note (this "Note").

This Note is issued pursuant to, and is subject to the terms of, that certain Loan Agreement (the "Loan Agreement"), dated as of October 21, 1999, among Borrower, the lenders from time to time party hereto (each, a "Lender" and, collectively, the "Lenders"), and APPEL INVESTMENTS INC., Agent, which provides, among other things for acceleration hereof. Capitalized terms, which are used herein but not defined herein, shall have the meanings ascribed to them in the Loan Agreement.

Interest shall accrue and be payable from the date hereof at the rate of twenty and one-half percent (20.5%) per annum (the "Note Rate"), subject to increase upon default as hereinafter provided.

Until the Maturity Date as hereinafter provided, accrued interest shall be payable monthly, commencing on November 1, 1999, and continuing on the first day of each succeeding calendar month. On October 21, 2001 (the "Maturity Date"), the entire unpaid principal balance, and all unpaid accrued interest thereon, shall be due and payable without demand and/or notice. In the event that Borrower does not pay this Note in full on the Maturity Date then, as of said Maturity Date and thereafter until paid in full, interest accruing on the outstanding principal balance hereunder shall be computed, calculated and accrued on a daily basis at the Default Rate, as defined below.

Interest, late charges, costs, or expenses that are not received by Lender on date such interest, late charges, costs, or expenses become due, shall, at the sole discretion of Agent, be added to the principal balance and shall from the date due bear interest at the Default Rate.

Upon the occurrence of an Event of Default, Agent may, in its sole and absolute discretion, declare the entire unpaid principal balance, together with all accrued and unpaid interest thereon, and all other amounts and/or payment due hereunder, immediately due and payable, without notice and/or demand.


From and after the occurrence of any Event of Default, whether by nonpayment, maturity, acceleration, nonperformance or otherwise, and until such Event of Default has been cured, all outstanding amounts under this Note (including, but not limited to, interest, costs and late charges) shall bear interest at a per annum rate (the "Default Rate") equal to four percent (4%) per annum in excess of the Note Rate.



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Time is of the essence for all  payments  and other  obligations  due under this
Note. Borrower acknowledges that if any payment required under this Note is not received by Agent within fifteen (15) days after the same becomes due and payable, Agent will incur extra administrative expenses (i.e., in addition to expenses incident to receipt of timely payment) and the loss of the use of funds in connection with the delinquency in payment. Because, from the nature of the case, the actual damages suffered by Agent by reason of such administrative expenses and loss of use of funds would be impracticable or extremely difficult to ascertain, Borrower agrees that five percent (5 %) of the amount of the delinquent payment, together with interest accruing on the entire unpaid principal balance of this Note at the Default Rate, as provided above, shall be the amount of damages which Agent is entitled to receive upon such breach, in compensation therefor. Therefore, Borrower shall, in such event, without further demand or notice, pay to Agent, as Agent's monetary recovery for such extra administrative expenses and loss of use of funds, liquidated damages in the amount of five percent (5%) of the amount of the delinquent payment (in addition to interest at the Default Rate). The provision of this paragraph are intended to govern only the determination of damages in the event of a breach in the performance of Borrower to make timely payments hereunder. Nothing in this Note shall be construed as in any way giving Borrower the right, express or implied, to fail to make timely payments hereunder, whether upon payment of such damages or otherwise. The right of Agent to receive payment of such liquidated and actual damages, and receipt thereof, are without prejudice to the right of Agent to collect such delinquent payments and any other amounts provided to be paid hereunder or under any of the Loan Documents, or to declare an Event of Default hereunder or under any of the other Loan Documents.

Borrower hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this Note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this Note, and interest thereon, to the fullest extent allowed by law.

This Note is subject to the express condition that at no time shall Borrower be obligated, or required, to pay interest on the principal balance at a rate which could subject any Lender to either civil or criminal liability as a result of such rate being in excess of the maximum rate which such Lender is permitted to charge. If, by the terms of this Note, Borrower is, at any time, required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, then the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate, and interest payable hereunder shall be computed at such maximum rate, and any portion of all prior interest payments in excess of such maximum rate shall be applied, and/or shall retroactively be deemed to have been payments made, in reduction of the principal balance.

IN WITNESS WHEREOF, Borrower has executed this Note on the day and year first above written.

ALPHANET HOSPITALITY SYSTEMS, INC.


By: /s/ Mark Holzberg
  --------------------------
     Its: President


By: /s/ MeeMee Tan
   --------------------------
     Its: Secretary
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